Exhibit (h)(iii)(2)

Schedule A

LIST OF PORTFOLIOS

SPDR SSGA Multi-Asset Real Return ETF

SPDR SSGA Income Allocation ETF

SPDR SSGA Global Allocation ETF

SPDR Blackstone / GSO Senior Loan ETF

SPDR SSGA Ultra Short Term Bond ETF

SDPR MFS Systematic Core Equity ETF

SDPR MFS Systematic Growth Equity ETF

SDPR MFS Systematic Value Equity ETF

SPDR DoubleLine Total Return Tactical ETF

State Street Defensive Global Equity Portfolio

SPDR DoubleLine Short Duration Total Return Tactical ETF

SPDR DoubleLine Emerging Markets Fixed Income ETF

SPDR SSGA US Sector Rotation ETF

SPDR SSGA Fixed Income Sector Rotation ETF

Dated: April 2, 2019